Exhibit 10.5

ACCOUNT CONTROL AGREEMENT

THIS ACCOUNT CONTROL AGREEMENT (this “Agreement”) is dated as of June 7, 2012, among ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD (“Pledgor”) with an address at 27 Richmond Road, Pembroke HM08, Bermuda, THE BANK OF NEW YORK MELLON, as custodian (“Custodian”), with an address of BNY Mellon Center, Pittsburgh, PA 15258, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Administrative Agent”) for the lenders under the Credit Agreement (the “Credit Agreement”) among the Pledgor, Allied World Assurance Company, Ltd, Allied World Assurance Company Holdings, AG, and the lenders from time to time party thereto (the “Lenders”).

Recitals:

Pledgor and the Custodian are parties to a certain Custody Agreement dated as of November 19, 2001 (the “Custody Agreement”), governing the Account (as hereinafter defined);

Pursuant to the Pledge and Security Agreement, dated as of the date hereof, between Pledgor and the Administrative Agent for the benefit of the Lenders (the “Security Agreement”), Pledgor has pledged to the Administrative Agent for the benefit of the Lenders securities account number AWAF1003002 (the “Securities Account”) and the related deposit account, if any, described therein (the “Deposit Account” and collectively with the Securities Account, the “Account”) together with all financial assets, investment property, securities, securities entitlements, cash and other property therein; and

The Lenders have appointed the Administrative Agent as the Lenders’ agent in relation to the Security Agreement.

Pledgor, Custodian and Administrative Agent are entering into this Agreement to provide for the control of the Account and to perfect the security interest of Administrative Agent therein.

The terms “deposit account”, “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (hereinafter, “UCC”).

Pledgor and the Administrative Agent hereby appoint the Custodian as custodian, bailee and securities intermediary of all cash and financial assets at any time delivered to, or deposited with, the Custodian to be credited to the Account. The Custodian hereby accepts the foregoing appointment as custodian, bailee, securities intermediary and agent.

Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. The Account. Custodian hereby represents and warrants to Administrative Agent and Pledgor that (a) the Account has been established in the name of Pledgor and (b) to the best of Custodian’s knowledge, except for the claims and interest of Administrative Agent and

Pledgor in the Account (subject to any claim in favor of Custodian permitted under Section 2), Custodian does not know of any claim to or interest in the Account. All parties agree that the Securities Account and all property held by Custodian in the Securities Account or credited to the Securities Account and all other rights of Pledgor against the Custodian arising out of the Securities Account will be treated as investment property under Article 9 of the UCC and financial assets under Article 8 of the UCC. The Custodian makes no representation or warranty, and shall have no responsibility or liability, with respect to the effectiveness of this Agreement in perfecting such security interest.

2. Priority of Lien. Custodian hereby acknowledges the security interest granted to Administrative Agent by Pledgor. Custodian hereby subordinates all liens, encumbrances, claims and rights of setoff it may have against the Account or any financial asset carried in the Account or any credit balance in the Account to the security interests of the Administrative Agent and agrees that, except for its lien on financial assets in the Account to secure payment for financial assets purchased for the Account and customary fees and charges pursuant to the Custody Agreement, it will not assert any such lien, encumbrance, claim or right against the Account or any financial asset and other property carried in the Account or any credit balance in the Account. Custodian will not agree with any third party that Custodian will comply with entitlement orders concerning the Account originated by such third party.

3. Control. Custodian will comply at all times with instructions, including entitlement orders, originated by Administrative Agent concerning the Account without further consent by Pledgor or any other person. Custodian shall make transfers of cash and trades of financial assets and other property held in the Account at the direction of Pledgor, or Pledgor’s authorized representative, and comply with instructions, including entitlement orders, and such other direction concerning the Account from Pledgor, or Pledgor’s authorized representatives, until such time as Administrative Agent delivers a written notice to Custodian and Pledgor that Administrative Agent is thereby exercising exclusive control over the Account (the “Notice of Exclusive Control”). After Custodian receives the Notice of Exclusive Control, Custodian will cease complying with written instructions, including entitlement orders, or other directions concerning the Account originated by Pledgor or Pledgor’s representatives.

It is understood and agreed that the Custodian’s duty to comply with instructions and entitlement orders from the Administrative Agent regarding the Account is absolute, and the Custodian shall be under no duty or obligation, nor shall it have the authority, to inquire or determine whether or not such instructions are in accordance with the Security Agreement or any other agreement, nor seek confirmation thereof from Pledgor or any other person. In case of any conflict between the entitlement orders or instructions received by the Custodian from the Administrative Agent and any entitlement orders or instructions received by the Custodian from the Pledgor or any other person other than the Administrative Agent in accordance with this Agreement, the entitlement orders and instructions originated by the Administrative Agent shall prevail.

4. Statements and Notices of Adverse Claims; Access to Reports. Custodian will send copies of all monthly statements concerning the Account to each of Pledgor and Administrative Agent, within ten (10) business days of the end of each calendar month and at and as of such other times as Administrative Agent may reasonably request, in all cases at the address set forth in Section 12 of this Agreement. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Account or in any financial asset or other property carried therein, Custodian will make all reasonable efforts to notify Administrative Agent and Pledgor thereof. Further, upon any pledge, release or substitution of financial assets or other property in the Account, Custodian shall notify Administrative Agent within one business day of such change.

5. Limited Responsibility of Custodian. Custodian shall have no responsibility or liability to Administrative Agent for making trades of financial assets held in the Account at the direction of Pledgor, or Pledgor’s authorized representatives, or complying with entitlement orders concerning the Account from Pledgor, or Pledgor’s authorized representatives, that are received by Custodian before Custodian receives a Notice of Exclusive Control. Custodian shall have no responsibility or liability to Pledgor for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Account originated by Administrative Agent, even if Pledgor notifies Custodian that the Administrative Agent is not legally entitled to issue the entitlement order or Notice of Exclusive Control. Custodian shall have no responsibility or liability to Administrative Agent with respect to the value of the Account or any asset held therein. Custodian shall have no duty to investigate or make any determination as to whether a default exists under any agreement between Pledgor and Administrative Agent and shall comply with a Notice of Exclusive Control even if it believes that no such default exists. This Agreement does not create any obligation or duty of Custodian other than those expressly set forth herein.

6. Indemnification of Custodian. Pledgor hereby agrees to indemnify, defend and hold harmless Custodian, its directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent as a result of Custodian’s gross negligence or willful misconduct.

7. Termination. The rights and powers granted herein to Administrative Agent have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will not be affected by the lapse of time. The obligations of Custodian under Sections 2, 3 and 5 above shall continue in effect until the earlier of (i) the date on which Pledgor makes suitable arrangements with the prior written consent of Administrative Agent following the resignation of Custodian on 30 days’ prior written notice to Administrative Agent and Pledgor and (ii) Administrative Agent has notified Custodian and Pledgor on 30 days’ prior written notice in writing that this Agreement is to be terminated.

8. Entire Agreement. This Agreement, any schedules or exhibits hereto and the instructions and notices required or permitted to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof.

9. Amendments. No amendment, modification or (except as otherwise specified in Section 7 above) termination of this Agreement, nor any assignment of any rights hereunder, shall be binding on any party hereto unless it is in writing and is signed by each of the parties hereto, and any attempt to so amend, modify, terminate or assign except pursuant to such a writing shall be null and void. No waiver of any rights hereunder, shall be binding on any party hereto unless such waiver is in writing and signed by the party against whom enforcement is sought.

10. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

11. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

12. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given (i) when delivered in person, or (ii) when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or (iii) upon receipt of notice sent by certified or registered mail, return receipt requested, postage prepaid, in each case when addressed to the party at the address (or telecopier number) specified for such party below. Any party may change its address for notices in the manner set forth above.

Pledgor:	Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Attn: Marchelle Lewis
Telephone: (441) 278-5680
Telecopy: (441) 295-2618

with copies to:

Allied World Assurance Company, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Attn: Joan Dillard
Telephone: (441) 278-5678
Telecopy: (441) 295-2618

and

John T. Capetta, Esq.
Kelley Drye & Warren LLP
400 Atlantic Street, 13th Floor
Stamford, CT 06901
Telecopy: (203) 327-2669

Custodian:	The Bank of New York Mellon
BNY Mellon Center
Pittsburgh, PA 15258

Attn: Tom Spagnol
Telephone: (412) 236-1315
Telephone: (412) 234-8725

Administrative Agent:	Wells Fargo Bank, National Association,
as Administrative Agent
One South Broad St., MAC Y1375-080
Philadelphia, PA 19107
Attn: Casey Connelly
Telephone: (267) 321-7028
Telecopy: (267) 321-7101

13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

14. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” for purposes of Section 9-304 of the UCC and the “securities intermediary’s jurisdiction” for purposes of Sections 9-305 and 8-110 of the UCC, and the Account (as well as the financial assets related thereto) shall be governed by the laws of the State of New York.

15. Waiver of Jury Trial. Pledgor, Custodian and Administrative Agent hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter in any way arising out of, or related to, or in connection with this Agreement

16. Representations. Each party hereby represents and warrants that the individual executing this Agreement on its behalf has the requisite power and authority to do so and to bind such party to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD, as Pledgor

By:	/s/ Joan H. Dillard
Signature
Name:	Joan H. Dillard
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Marchelle D. Lewis
Signature
Name:	Marchelle D. Lewis
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Custodian

By:	/s/ Dawn V. Robertson
Signature
Name:	Dawn V. Robertson
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Casey Connelly
Signature
Name:	Casey Connelly
Title:	Director

SIGNATURE PAGE TO ACCOUNT CONTROL AGREEMENT